Exhibit 10.4

PURSUANT TO ITEM 601(b)(10) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

COMMERCIAL SUPPLY AGREEMENT

THIS COMMERCIAL SUPPLY AGREEMENT (this “Agreement”) is dated as of September 30, 2016, by and between VIVUS, Inc., a Delaware corporation with its principal place of business at 351 E. Evelyn Avenue, Mountain View, CA 94041 (“VIVUS”), and Metuchen Pharmaceuticals LLC, a limited liability company organized under the laws of Delaware, having its principal place of business at 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016 (“Purchaser”). VIVUS and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, VIVUS and Purchaser have entered into a separate License and Commercialization Agreement (the “License Agreement”), effective as of the date of this Agreement, pursuant to which VIVUS granted to Purchaser an exclusive license in the Purchaser Territory for, among other things, the development and commercialization of the therapeutic drug known as Stendra® (avanafil);

WHEREAS, Purchaser desires to purchase the Product from VIVUS, and VIVUS desires to supply the Product to Purchaser, on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            DEFINITIONS

Capitalized terms not expressly defined herein shall have the same meaning as set forth in the License Agreement.

“API” has the meaning set forth in Section 2.10.

“Binding Forecast” has the meaning set forth in Section 2.3.

“cGMP” means current Good Manufacturing Practices, that is, the current standards for the manufacture, processing, packing, testing, shipping, and holding of drug active ingredients in the United States, as set forth in the Act and applicable regulations promulgated thereunder (including without limitation 21 C.F.R. Parts 210 and 211), as amended from time to time, and the equivalent laws in the countries of the Purchaser Territory, as applicable, or any other jurisdiction that may be applicable to the conduct of such activities in relation to the Product.

“Current Inventory” means VIVUS’ inventory of Product on hand as of the Effective Date, as specified on Exhibit D to this Agreement.

“Effective Date” means October 1, 2016.

“Financing Default” means (a) Purchaser’s default under the Financing Documents, or the occurrence of an event of default under the Financing Documents, if such default or event of default gives rise to a right by a Financing Entity to exercise remedies under the Financing Documents, and (b) any of (i) a consensual resolution of such default or event of default whereby Purchaser agrees to assign this Agreement and Purchaser’s rights and obligations arising hereunder to a Financing Entity or a Qualified Assignee (with written notice of such resolution provided jointly by Purchaser and such Financing Entity or Qualified Assignee to VIVUS), (ii) the entry of a final, non-appealable order by a court of competent jurisdiction authorizing the sale and/or assignment of this Agreement and Purchaser’s rights and obligations arising hereunder to a Financing Entity or a Qualified Assignee, or (iii) the exercise by a Financing Entity of its rights and remedies as a secured creditor in respect of the Debt Facility under the Financing Documents in accordance with applicable law, provided that such Financing Entity provides written notice to VIVUS of such exercise of such rights and remedies.

“Financing Document” means any loan, security or other agreement or agreements pursuant to which a Financing Entity provides a Debt Facility to Purchaser.

“Financing Entity” means any Person that provides Purchaser with debt financing secured by an assignment of Purchaser’s contractual rights under this Agreement as collateral (a “Debt Facility”) and each successor and assign of such Person’s rights in and to such Debt Facility (but excluding any such Person and/or such Person’s successors and/or assignees upon the exercise of remedies by such Person pursuant to the related Financing Documents). The Parties acknowledge that (i) Hercules Capital, Inc., as “Agent”, and each of the “Lenders” (as such terms are defined in the Loan and Security Agreement dated as of September 30, 2016, by and between Purchaser and Hercules Capital, Inc., as Agent, and the related Loan Documents as defined therein (the “Hercules Loan Agreements”)), are Financing Entities and (ii) the Hercules Loan Agreements are Financing Documents.

“Finished Product” means Product that is fully packaged and labeled in accordance with the FDA-approved NDA (or foreign equivalent, as applicable in the countries of the Purchaser Territory).

“Forecast” has the meaning set forth in Section 2.2.

“GAAP” means then-current generally accepted accounting principles in the United States, consistently applied during the applicable calculation period by the applicable Party.

“Initial Period” means the period beginning on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date.

“License Agreement” has the meaning set forth in the recitals above.

“Manufacturing Cost” means VIVUS’ actual out-of-pocket costs in obtaining, transporting, and storing raw materials for manufacturing Product and in having the Product manufactured, tested, and supplied to Purchaser hereunder, including transfer prices paid to Sanofi and other Third Party manufacturers. The current Manufacturing Cost for Product manufactured by Sanofi shall be as set forth in Exhibit B. The Manufacturing Cost may be adjusted on a periodic basis (at least annually) to reflect variances between actual and estimated costs, and such adjusted Manufacturing Cost shall be calculated based on estimated costs (including, Sanofi’s (or any other Third Party manufacturer’s) price increases, currency exchange rate fluctuations, yield loss adjustments, and other variables in cost), as determined by VIVUS in good faith and in accordance with its standard procedures. VIVUS will use Commercially Reasonable Efforts to (i) consult with Purchaser prior to the implementation of any non-routine Manufacturing Cost adjustment that is beyond the scope of any cost adjustments contemplated under the relevant supply arrangement between VIVUS and Sanofi, and (ii) provide all relevant supporting documentation detailing any such Manufacturing Cost adjustments.

“Minimum Purchase Obligation” means the quantities of Product described in Exhibit C.

“Permitted Assignment” has the meaning set forth in Section 16.6.

“Person” means an individual, corporation, partnership, limited liability company, trust, association, joint venture, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

“Price” means Manufacturing Cost plus [***] ([***]) to cover VIVUS’ internal costs to manage and coordinate the supply chain.

“Product” means formulated tablets containing Compound in bulk form which, if appropriately packaged and labeled would constitute the pharmaceutical product known as Stendra®, as described in the FDA-approved NDA for such product (as such NDA may be modified in the future in accordance with this Agreement and/or the License Agreement).

“Product Recall” means a recall, product withdrawal, or field correction of any Product or Finished Product.

“Product Shortage” means a circumstance, whether or not the result of a force majeure, in which VIVUS is unable to supply Product to Purchaser in compliance with the terms and conditions of this Agreement in the quantities sufficient to meet Purchaser’s requirements of Product as set forth in outstanding Purchase Orders and/or the Binding Forecast.

“Purchase Orders” has the meaning set forth in Section 2.3.

“Purchaser Territory” means the “Licensee Territory” as defined in the License Agreement.

“Qualified Assignee” means a Person (a) operating in the pharmaceuticals industry that has the financial resources, technological and regulatory expertise, and operational capabilities reasonably required to perform all of Purchaser’s obligations under this Agreement, and (b) for which Purchaser (or a Financing Entity or such Person, as applicable) has, at least five (5) Business Days prior to any transfer or assignment of this Agreement in accordance with the terms hereof, provided VIVUS with such information reasonably necessary to determine such Person’s resources, expertise, and capabilities to perform under this Agreement.

“Quality Agreement” has the meaning set forth in Section 5.4.

“Renewal Period” means each successive two-year renewal period beginning upon the expiration of the Initial Period.

“Sanofi” means the following affiliated manufacturing entities: (a) for API, Sanofi Chimie and

(b) for bulk tablet of Products, Sanofi Winthrop Industrie.

“Sharp” has the meaning set forth in Section 2.5(b).

“Specifications” means the specifications, standards, limits, criteria and other requirements for or related to the Product provided hereunder, as set forth in Exhibit A or otherwise agreed to by the Parties in writing.

“Supply Disruption” has the meaning set forth in Section 2.8.

“Term” has the meaning set forth in Section 9.1.

2.            SUPPLY OF PRODUCTS

2.1         Supply of Product.

(a)           Supply and Purchase of Product. During the Term, and subject to the provisions herein, VIVUS shall manufacture, test, and supply the Product to Purchaser or its designee, directly or through one or more Third Party subcontractors. Purchaser shall purchase the Product from VIVUS, and VIVUS shall supply Product to Purchaser, pursuant to Purchase Orders submitted to VIVUS by Purchaser, from time to time in accordance with Section 2.3. VIVUS shall ensure that the Product manufactured by Sanofi on behalf of VIVUS and delivered to Purchaser (other than shipments out of the Current Inventory pursuant to Section 2.5) has a minimum remaining shelf life of not less than eighteen (18) months.

(b)           VIVUS’ Third Party Supplier. Without limiting or modifying any of VIVUS’ obligations under this Agreement, Purchaser acknowledges that, as of the Effective Date, VIVUS obtains Product solely from Sanofi and that VIVUS will continue to obtain Product solely from Sanofi unless and until VIVUS, with the assistance and cooperation of Purchaser, is able to qualify with the FDA a Third Party manufacturer with the ability to manufacture Product in accordance with the Specifications, cGMP, and Applicable Law as a manufacturer of Compound and bulk tablets of Product. Purchaser agrees to cooperate and provide any such assistance at VIVUS’ reasonable request.

(c)           Exclusive Arrangement. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from VIVUS, and VIVUS agrees to manufacture and provide to Purchaser, all of Purchaser’s requirements for Product. VIVUS shall be free to supply Product to any Third Party worldwide, subject to the exclusive rights granted to Purchaser and obligations assumed by VIVUS pursuant to the License Agreement.

2.2         Forecasts. Purchaser will submit to VIVUS, no later than the 15th day of the month preceding the start of every calendar quarter (i.e., December 15, March 15, June 15, and September 15) during the Term, a rolling forecast (“Forecast”) setting forth an estimate of the total quantity of Product that Purchaser reasonably believes it will purchase during the eight (8) calendar quarters commencing with the beginning of the subsequent calendar quarter, along with estimated shipment dates. Such Forecast shall not be binding on either Party except as provided in this Agreement.

2.3         Purchase Orders. Purchaser shall purchase Product by written purchase orders (“Purchase Orders”), submitted to VIVUS at least [***] in advance of the desired shipment date specified therein. For each calendar quarter, Purchaser shall be required to submit Purchase Orders for at least [***] of the quantities in the Forecast for such calendar quarter submitted by Purchaser to VIVUS [***] months prior to the start of such calendar quarter (the “Binding Forecast”), and VIVUS will have no obligation to supply Product in excess of [***] ([***]) of the quantity specified in such Binding Forecast, but will use Commercially Reasonable Efforts to supply such excess Product. Each Purchase Order shall specify, at a minimum, the applicable volume of each dosage strength of Product ordered, and the requested delivery date. Upon receipt of a Purchase Order, subject to the provisions of Section 2.1, VIVUS shall supply the Product in such quantities and deliver the Product to Purchaser (or Purchaser’s designee) on such delivery dates. VIVUS is not obligated to accept verbal orders of any kind for the supply of Product hereunder. To the extent there is any conflict or inconsistency between this Agreement and any Purchase Order, this Agreement shall govern. If a new Third Party manufacturer has been appointed by VIVUS, then the lead times (i.e. the time between the finalizing of a Purchase Order and the delivery of the Product) for Purchase Orders set forth above may not be lengthened without the prior written consent of Purchaser, not to be unreasonably withheld, conditioned, or delayed.

2.4         Minimum Purchase Requirements. For 2016 and for each subsequent calendar year during the Term, Purchaser shall be required to either (a) purchase no less than the Minimum Purchase Obligation from VIVUS in accordance with the terms of this Agreement or (b) reimburse VIVUS, in cash, for the shortfall as it relates to VIVUS’ out of pocket cost to acquire the API to manufacture the bulk Product subject to such Minimum Purchase Obligation. For clarity, upon any termination of this Agreement other than by Purchaser under Section 9.2(a) or pursuant to Section 9.4, Purchaser’s obligations under Section 2.4 shall accelerate for the entire then-current Initial Period or Renewal Period, as applicable, and become due, and Purchaser shall be required to pay VIVUS, in cash, an amount equal to VIVUS’ anticipated out of pocket cost to acquire such quantities of API as that which correspond to the Purchaser’s Minimum Purchase Obligations for the entire then-current Initial Period or Renewal Period, as applicable. VIVUS acknowledges and agrees that VIVUS’ sole remedy for Purchaser’s failure to meet its Minimum Purchase Obligation is set forth in this Section 2.4 and that the Minimum Purchase Obligation is not a guarantee by Purchaser that any specific sales level will be obtained with respect to the Product. With respect to the minimum purchase requirements for 2016 only, any quantities of bulk Product purchased in excess of the Minimum Purchase Obligation for 2016 shall be credited against the Minimum Purchase Obligation for 2017 as set forth in Exhibit C. Purchaser’s orders of Current Inventory (including the order made pursuant to Section 2.5(b) below) shall not be counted towards the satisfaction of the Minimum Purchase Obligation.

2.5         Initial Shipments of Product.

(a)           The Current Inventory of Product is, as of the Effective Date, being stored at Sharp Corporation (“Sharp”) at 7451 Keebler Way, Allentown, PA 18106. Upon payment in full to VIVUS of the lesser of (i) the aggregate Manufacturing Cost for the full quantities of Product in the Current Inventory and (ii) [***], VIVUS shall transfer to Purchaser ownership of the Current Inventory, in accordance with this Section 2.5.

(b)           Purchaser hereby submits a binding order for the full quantities of the Current Inventory. As set forth in Section 3.1, the transfer price for the quantities of Product ordered pursuant to this Section 2.5(b) shall be the Price. Upon payment in full to VIVUS of the Price for the full quantities of Product in the Current Inventory, Current Inventory will be sold to Purchaser EXW (Incoterms 2010) Sharp’s facilities and title to such quantities of Product shall automatically pass to Purchaser.

(c)           For all Product transferred to Purchaser under this Section 2.5, Purchaser shall be responsible, at Purchaser’s sole cost, for transport and distribution of such Product. Purchaser may use any Third Party that it designates for Product packaging, but Purchaser shall be responsible for the cost of validation if the packager is any Third Party other than Sharp, as well as any costs associated with transporting Product to such other packager. VIVUS shall ensure that all Current Inventory delivered to Purchaser under this Agreement has a minimum remaining shelf life of not less than eighteen (18) months.

2.6        Delivery and Shipping Terms. Product supplied hereunder shall be shipped EXW (Incoterms 2010) Sanofi’s manufacturing facility (or, if applicable, the manufacturing facility of any other manufacturer being utilized by VIVUS for manufacturing Product) directly to the packaging facility or other location designated by Purchaser. Title to the Product and risk of loss shall pass to Purchaser at the time of delivery of the Product to the Third Party shipper at the loading dock of the manufacturing facility. Purchaser shall arrange for all shipping, insurance freight, custom duties, and other charges associated with, the shipment, and the cost of the foregoing will be paid by Purchaser. VIVUS shall issue (or shall have its manufacturer issue) to Purchaser in advance of shipment a Certificate of Analysis (each, a “COA”) and Certificate of Compliance (each, a “COC”) for each shipment of Product (including Current Inventory) delivered to Purchaser. Each COA shall be accompanied by batch documentation for each lot of delivered Product and shall certify that the Product conforms to the Specifications, this Agreement, and the Quality Agreement along with the results of such analysis and any supporting data. Purchaser will be under no obligation to accept any shipment of Product for which VIVUS has not provided a COA and/or COC or which Purchaser reasonably believes does not comply with the COA or COC at the time the Product was delivered to Purchaser. VIVUS will be responsible for any out-of-pocket costs incurred by Purchaser with respect to the storage, shipment, return, or at VIVUS’ direction, destruction, of such non-conforming shipment.

2.7         Packaging and Labeling. VIVUS will supply Product to Purchaser in the form of bulk tablets. Purchaser shall be responsible, at its sole expense, for packaging and labeling the Product for commercial sale. Any labels, product inserts, and other packaging for the Product shall be consistent with then-current approved NDA for the Product and with Applicable Law. VIVUS’ name will not appear on the label or anywhere else on the commercial packaging of the Product unless: (a) required by any Applicable Laws; (b) VIVUS consents in writing to the use of its name; or (c) such Product is in the Current Inventory.

2.8         Supply Disruption. If VIVUS is unable to supply confirmed orders to Purchaser with respect to the quantity or the delivery date (a “Supply Disruption”), or if VIVUS believes that a Supply Disruption is reasonably likely to occur based on Purchaser’s confirmed and/or forecasted orders, VIVUS shall provide Purchaser with prompt written notice of such inability or belief. In the event of a Supply Disruption, VIVUS shall be obliged to allocate the available Product among Purchaser and any other licensees and/or authorized distributors of Product worldwide, proportionally based on the volume of Product orders of Purchaser and such other licensees and distributors. The “volume of Product orders” will be calculated based on (a) orders for Product that were delivered during the preceding six (6) months or that are then in transit (excluding in each case any orders where payment therefor is delinquent), and (b)          the binding portion of any outstanding purchase orders or forecasts. In the event of a Supply Disruption, notwithstanding Section 2.1(c), Purchaser shall be permitted to obtain from another source the quantities of Product that VIVUS is unable to supply. In the absence of gross negligence or willful misconduct, this Section 2.8 describes Purchaser’s sole and exclusive remedy, and VIVUS’ sole and exclusive liability, for any Supply Disruption; provided, that if VIVUS actually recovers direct contract damages from its Third Party manufacturer or supplier in connection with a Supply Disruption, VIVUS shall pass through to Purchaser its allocable portion (which shall be calculated and allocated proportionally based on the volume of Product orders of Purchaser and such other licensees and distributors, as described above in this Section 2.8) of such recovery amount. In the event of any Supply Disruption that results in more than twenty-five percent (25%) of ordered Product in any four (4) month period arriving at the delivery location more than (60) days after the intended delivery date, Purchaser shall be relieved of any further obligation during the then-current calendar year to purchase the Minimum Purchase Obligation for such calendar year; provided that to the extent any such Supply Disruption results in the delivery of any such quantity of Product after December 31st of the relevant calendar year, such late-delivered quantities shall be credited against the Minimum Purchase Obligation of the immediately following calendar year. In the event a Supply Disruption affects the quantities of Product available for Commercialization in a subsequent year, the Parties will meet and negotiate in good faith a possible reduction of the Minimum Purchase Obligation for such subsequent year, which reduction shall take into account (i) the reasonably likely commercial effect of the Supply Disruption and (ii) VIVUS’ respective minimum purchase obligations under any arrangements or agreements with any Third Parties (including Sanofi).

2.9         Post-Delivery Handling and Release. After delivery of the Product to Purchaser in accordance with the terms of this Agreement and the Quality Agreement, any handling, storage, quality control, quality assurance, and the release of the Product shall be the sole responsibility of Purchaser or its designated Third Party.

2.10        Stability Testing. VIVUS shall be responsible for conducting all stability testing required under the NDA with respect to the active pharmaceutical ingredient in the Compound (“API”) and the bulk Product, and Purchaser shall be responsible for conducting such stability testing with respect to the Finished Product. VIVUS shall, at Purchaser’s reasonable request and expense, use Commercially Reasonable Efforts to (a) make relevant VIVUS personnel available for consultation during normal business hours and (b) provide underlying documentation, in each case (a) and (b), for analytical methods transfer, including supply of API standard and impurities per Product specification.

2.11        Technology Transfer.

(a)           Cooperation. Upon (i) termination of this Agreement by Purchaser as a result of VIVUS’ uncured material breach, (ii) in the event of a Supply Disruption, (iii) upon mutual agreement of the Parties on a Supply Chain Transfer Plan in accordance with Section 6.2 of the License Agreement, (iv) in the event that VIVUS provides a notice to Purchaser under Section 2.8, (v) upon an event of Force Majeure preventing the timely supply of Product hereunder for a period anticipated to exceed ninety (90) days, or (vi) upon a breach by VIVUS which permits Purchaser to terminate this Agreement, VIVUS shall provide Purchaser with such assistance and any VIVUS Know-How Controlled by VIVUS, as reasonably necessary for manufacturing, formulating and/or packaging of the Product, as the case may be (a “Technology Transfer”). In connection with the foregoing, Purchaser shall be permitted to consult with VIVUS’ technical personnel on the specified manufacturing activities and, to the extent necessary, VIVUS shall use Commercially Reasonable Efforts to permit Purchaser to consult with VIVUS’ Third Party manufacturers. Purchaser, in its sole discretion, shall choose whether to exercise its rights in connection with a Technology Transfer.

(b)           Manufacturing Rights. Notwithstanding any Technology Transfer pursuant to Section 2.11(a), Purchaser’s right to manufacture or have manufactured Product shall be limited to the rights described in Section 2.2 of the License Agreement, plus the additional manufacturing rights described in Section 2.8 in connection with a Supply Disruption.

(c)           Technology Transfer Costs. In connection with a Technology Transfer pursuant to Section 2.11(a)(iii), Purchaser shall be responsible for paying VIVUS’ actual costs and expenses incurred in connection with such Technology Transfer, including FTE costs, out-of-pocket expenses and any technology transfer fees payable to any other Third Party; provided, however, VIVUS shall bear all costs related to any Method Transfer and any other transfer costs, for which the related work has been performed prior to the Effective Date (collectively, “Technology Transfer Costs”). In connection with a Technology Transfer pursuant to Section 2.11(a)(i), (ii), or (v), VIVUS shall be responsible for the Technology Transfer Costs. In connection with a Technology Transfer pursuant to Section 2.11(a)(iv), Purchaser shall be responsible for the Technology Transfer Costs unless and until a Supply Disruption shall have occurred, in which event VIVUS shall be responsible for such Technology Transfer Costs, including reimbursing Purchaser for those already paid by Purchaser.

2.12        Notice Right; Step-In Right. VIVUS shall provide Purchaser with prompt written notice of any breach or alleged breach, including without limitation any notice of such breach or alleged breach provided by any Third Party manufacturer of API or bulk Product and shall provide Purchaser with copies of any documentation and correspondence between any Third Party manufacturer and VIVUS regarding such breach including written summaries of any oral discussions. In the event that VIVUS is in breach of any such manufacturing or supply agreement with a Third Party manufacturer, it shall promptly provide to Purchaser a written plan of action to remedy or cure such breach and shall keep Purchaser promptly informed of its progress or any changes to such plan of action. If VIVUS is unable to cure such breach, then, unless VIVUS is disputing such breach in good faith, at Purchaser’s election VIVUS shall use Commercially Reasonable Efforts to cause such Third Party manufacturer to permit Purchaser to step-in and cure the breach. VIVUS may condition disclosure of attorney-client privileged information or attorney work product on the Parties’ execution of a joint defense agreement, common interest agreement, or similar agreement intended to preserve attorney-client and attorney work product privileges under Applicable Law, in a form reasonably acceptable to VIVUS.

2.13        Adjustments Related to Third Party Manufacturers. VIVUS will not at any time during the Term take any action that could reasonably be expected to result in a breach of any agreement between VIVUS and any Third Party manufacturer or supplier. VIVUS shall provide Purchaser with advance written notice of any material amendment, waiver of rights, termination or modification of any agreement between VIVUS and any Third Party manufacturer or supplier, and VIVUS will not agree to any amendment, waiver of rights, termination or modification of any agreement between VIVUS and any Third Party manufacturer or supplier that (a) that would reasonably be expected to result in (i) any non-routine increase in the Price, (ii) any early termination of this Agreement, or (iii) any increase in the Purchaser’s Minimum Purchase Obligations or (b) has, or would reasonably be expected to have, any other material negative effect on Purchaser, in each case (a) and (b), without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned, or delayed.

2.14        API Purchase Option. If VIVUS obtains the right to satisfy its minimum purchase obligations under all relevant manufacturing and/or supply agreements with Sanofi and/or any other relevant Third Party manufacturer (as applicable) by purchasing a combination of API and Product in lieu of solely Product from Sanofi and/or such other relevant Third Party manufacturer (as applicable), then the Parties shall discuss in good faith an option for Purchaser to fulfill its obligations under this Agreement by purchasing API in lieu of or in addition to Product, and possible adjustments or supplements to this Agreement to provide for the supply of API on comparable terms and conditions as for the supply of Product contained herein, including (a) a price for API and quantities for the API minimum purchase obligations, which appropriately take into account both purchases of Product and API, and (b) revisions to Section 4.2 and ARTICLE 5 to reflect, on a basis substantially comparable to the provisions set forth herein, that Purchaser will be buying and VIVUS shall be supplying API in lieu of or in addition to Product. VIVUS shall use Commercially Reasonable Efforts to negotiate in good faith with Sanofi or any other Third Party manufacturer, as applicable, to obtain the rights to satisfy its minimum purchase obligations by purchasing a combination of API and Product.

3.            PRICE; PAYMENT

3.1          Prices for Product. Purchaser shall pay to VIVUS the Price for the units of Product supplied to Purchaser pursuant to this Agreement. Purchaser shall be solely responsible for determining the price at which it will re-sell the Product.

3.2          Payment. VIVUS shall provide to Purchaser written invoices setting forth the amount payable by Purchaser with respect to quantities of Product sold hereunder, including the Price applied by VIVUS to each dosage strength of Product. Purchaser shall pay VIVUS for Product in the amount invoiced by VIVUS within thirty (30) days from the date of invoice, which invoice shall be issued at the delivery date. If Purchaser is legally required to withhold any Taxes from payments due hereunder, Purchaser shall (a) deduct such Taxes from the payment made to VIVUS, and (b) timely pay the taxes to the proper taxing authority. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect and shall discuss in good faith how to solve any situation where VIVUS may not deduct such payment for reasons beyond VIVUS’ reasonable control. Solely for purposes of this Section, “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by the applicable government or other taxing authority.

3.3          Records; Audit. VIVUS shall maintain complete and accurate books and records in accordance with GAAP in sufficient detail to permit Purchaser to confirm the accuracy of the Manufacturing Costs, and any other financial measure relating to the Price of the Product payable under this Agreement, for a period of five (5) years from the creation of individual records or any longer period required by Applicable Law. At Purchaser’s request, such records shall be available for review at a Purchaser’s headquarters located at 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016, or a mutually agreeable location determined by Parties not more than once each calendar year (during normal business hours on a mutually agreed date with reasonable advance notice) by an independent Third Party auditor selected by Purchaser and approved by VIVUS (such approval not to be unreasonably withheld, conditioned, or delayed) and subject to confidentiality and non-use obligations no less stringent than those set forth in Article 11 of the License Agreement for the sole purpose of verifying for Purchaser the accuracy of the Manufacturing Costs and Price paid by Purchaser pursuant to this Agreement or of any payments made by Purchaser to VIVUS pursuant to this Agreement. Any such auditor shall not disclose VIVUS’ Confidential Information to Purchaser, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by VIVUS or the amount of payments due by VIVUS under this Agreement. Any undisputed amounts finally determined to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report. Any amounts finally determined to have been overpaid will either be refunded to Purchaser or credited to Purchaser against future payments to VIVUS hereunder, at Purchaser’s option. Purchaser shall bear the full cost of such audit unless such audit reveals an underpayment or under-reporting error of ten percent (10%) or more during the applicable audit period, in which case VIVUS shall bear the full cost of such audit.

4.            REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1          Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows, as of the Effective Date:

(a)           Corporate Existence and Power. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has all requisite power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

(b)           Authority and Binding Agreement. It has the requisite power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

(c)           Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Third Parties required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained by it. For the avoidance of doubt, Purchaser shall be solely responsible for obtaining any product and/or distribution license from the applicable Governmental Authority so as to be able to sell and market the Product in a particular jurisdiction.

4.2         Product Representations and Warranties of VIVUS.

(a)           Compliance. VIVUS warrants that it will ensure that all Product will be manufactured and tested in conformity with this Agreement, the License Agreement, cGMP, the Specifications, and the Quality Agreement.

(b)           Conformity with Specifications. VIVUS warrants that it will and will cause its Third Party suppliers to ensure that all Product manufactured by or on behalf of VIVUS and sold to Purchaser pursuant to this Agreement will at the time of delivery to the common carrier for such Product (i) meet the Specifications, (ii) not be misbranded or adulterated and (iii) will be in compliance with all Applicable Laws.

(c)           No Liens. VIVUS warrants that all Product delivered to Purchaser pursuant to this Agreement will, at the time of such delivery, be free and clear of all liens, encumbrances, security interests and other encumbrances. VIVUS’ obligations as provided in Section 10.1 and Section 6.2 shall be the sole and exclusive remedies available to Purchaser with respect to Product that fails to meet the product warranties set forth in Section 4.2.

4.3         Other Representations and Warranties of VIVUS.

(a)           Performance. VIVUS will perform its obligations under this Agreement, and will use Commercially Reasonable Efforts to cause any Third Party supplier to perform their manufacturing obligations with respect to the Product, in a professional manner with requisite skill, care and diligence and in accordance with the industry standards. VIVUS will maintain, and will use Commercially Reasonable Efforts to cause its Third Party suppliers to maintain, appropriately qualified and trained personnel, adequate premises and space, suitable equipment, correct materials, containers and labels, suitable storage and the knowledge and experience to carry out satisfactorily the work ordered by Purchaser.

(b)           Compliance with Applicable Laws. During the Term of this Agreement, VIVUS will comply with, and will use Commercially Reasonable Efforts to cause its Third Party suppliers to comply with, all Applicable Laws to the conduct of its business and manufacture of Product in the performance of this Agreement and will hold, or will cause its Third Party manufacturers to hold, all permits and authorizations necessary to fulfill its obligations under this Agreement.

(c)           Compliance with Certain Agreements. VIVUS is in compliance in all material respects with, and will at all times remain in compliance in all material respects with, and has not received any notice of breach pursuant to any agreement relating to the manufacture of Product. To the Knowledge of VIVUS, as of the Effective Date, (i) Sanofi is not in breach of the Manufacturing and Supply Agreement, and (ii) Sanofi is in compliance with such agreement in all material respects.

(d)           Debarment. VIVUS represents and warrants that it has not been debarred, nor is it under consideration to be debarred, and that it will not knowingly use in any capacity in connection with the manufacturing or services hereunder any person (including Third Party manufacturers) who has been debarred, nor is under consideration to be debarred by the FDA and/or TPD, the subject of a pending debarment pursuant to the Act, or who is the subject of a conviction described in such section. VIVUS will inform Purchaser in writing immediately upon becoming aware thereof if it or any person (including Third Party manufacturers) who is performing manufacturing or any services hereunder is debarred or is the subject of a conviction described in section 306 of the Act, or if any action, suit, claim, investigation, or proceeding is pending, or to the best of VIVUS’ knowledge, is threatened, relating to the debarment or conviction of VIVUS, or any person performing manufacturing or services pursuant to this Agreement.

4.4         Covenants of Purchaser. Purchaser hereby covenants not to sue the VIVUS Indemnified Parties (as defined in Section 10.2 hereof), and shall defend, indemnify and hold harmless the VIVUS Indemnified Parties from and against any and all Losses incurred by the VIVUS Indemnified Parties, for any such VIVUS Indemnified Parties’ compliance with any Financing Entity’s notice of its exercise of rights and remedies under the Financing Documents in connection with any Financing Default (including during the pendency of any dispute between Purchaser and the Financing Entity relating to or arising under the Financing Documents, provided that the Financing Entity provides written notice to VIVUS of such exercise of such rights and remedies).

4.5         No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 4 OR THE LICENSE AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF VIVUS. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

5.            QUALITY

5.1         General. VIVUS shall be responsible for establishing and maintaining such procedures for implementing corrective and preventive actions with respect to the manufacturing of the Product as required by Applicable Law, cGMP, and the Quality Agreement. VIVUS shall cooperate with Purchaser at VIVUS’ expense in determining the cause of any quality problems involving the Product, identifying corrective actions, and ensuring the implementation and effectiveness thereof VIVUS shall implement such corrective actions with respect to the Product, and shall provide Purchaser with written confirmation upon the completion thereof.

5.2         Notice of Failure to Meet Specifications. Each Party shall notify the other Party immediately after the discovery that any lot of Product sold to Purchaser failed to comply with its applicable Specifications at the time of delivery or was not manufactured in accordance with Applicable Laws, including without limitation cGMP. VIVUS will immediately make, at its sole expense, such further internal investigation of any failure to meet these requirements as is reasonable under the circumstances and otherwise consistent with its obligations hereunder and shall use its best efforts to remediate such failure, which shall include the replacement of the quantity of non-conforming Product at no cost to Purchaser, as promptly as reasonably practicable.

5.3         Changes to Specifications.

(a)           Changes Requested by Purchaser. VIVUS will not be required to implement any requests by Purchaser to change the manufacturing process, Specifications, or any testing method with respect to the Product, but VIVUS shall consider any such requests in good faith.

(b)           Changes Requested by VIVUS. VIVUS will provide Purchaser with advance notice of any material changes to procedures, Specifications, methods (including testing methods) or standard operating procedures relating to the manufacture or supply of the Product and VIVUS will not make or permit any such changes without the prior written consent of Purchaser if such change is (i) inconsistent with the then-current approved NDA for the Product, (ii) reasonably likely to have a material adverse effect on VIVUS’ ability to comply with the terms of this Agreement, including any Product delivery timelines hereunder, or (iii) otherwise reasonably likely to have an adverse impact on the Commercialization of the Product in the Purchaser Territory.

(c)           Changes Required by Applicable Law. VIVUS will promptly, at its own expense, implement any changes to any procedures, Specifications, methods (including testing methods) or standard operating procedures relating to the manufacture or supply of the Product required by Applicable Law or the NDA (collectively, “Required Manufacturing Changes”); provided that Purchaser shall be responsible for any and all expenses arising from any such changes required by any changes to the NDA submitted to any Regulatory Authority by the Purchaser without VIVUS’ prior written consent.

(d)           Cost of Manufacturing Changes. Prior to a Supply Chain Transfer, VIVUS will be solely responsible for all internal and external costs, including, without limitation, obsolete raw materials, regulatory filings, work-in-process, and Product, (i) associated with Required Manufacturing Changes, and (ii) all costs associated with any other manufacturing changes not requested by Purchaser. Prior to a Supply Chain Transfer, Purchaser shall be responsible for such costs only in the event such manufacturing change is requested by Purchaser and is not otherwise required by Applicable Law or the NDA; provided that Purchaser shall also be responsible for any and all expenses arising from any such changes required by any changes to the NDA submitted to any Regulatory Authority by the Purchaser without VIVUS’ prior written consent.

5.4          Quality Agreement. Concurrent with the execution of this Agreement, the Parties have entered into a separate quality agreement governing the agreed-upon Specifications and other technical aspects of supply of Products to Purchaser hereunder (the “Quality Agreement”). In the event of any inconsistency between this Agreement and the Quality Agreement, this Agreement shall control, except with respect to quality assurance matters. VIVUS agrees to use its Commercially Reasonable Efforts to have three-way quality agreements put into place with Purchaser and VIVUS’ Third Party manufacturers.

6.             ACCEPTANCE AND REJECTION PROCEDURES

6.1          Inspection. Purchaser or its designee shall promptly, upon arrival on its site, carefully inspect each shipment of Product for transport damages, losses and shortfalls. Apparent defects, such as, for instance, damaged containers or missing packages of Product, must be notified to the carrier promptly upon arrival of the shipment and the freight documents at Purchaser or its designee and, where possible, countersigned by the carrier’s representative. Failure of Purchaser or its designee to notify such visually detectable defects to the carrier promptly upon arrival of the concerned shipment and freight documents shall exclude any liability of VIVUS for such defects. Purchaser shall have twenty-five (25) days after receipt of a shipment of Product to determine if there is any defect in the Product or any non-compliance with the Specifications or Applicable Law, including without limitation cGMP, which is discoverable by diligent and customary inspection of the shipment and any accompanying documentation (the “Inspection Period”). Purchaser shall notify VIVUS of any such non-compliance prior to the end of the Inspection Period, describing in reasonable detail the non-compliance. Notwithstanding the preceding provisions of this Section 6.1, if with respect to any unexpired Product, the non-compliance could not reasonably be expected to have been found by diligent and customary inspection during the Inspection Period and Purchaser notifies VIVUS of such non-compliance, describing such Latent Defect in detail, within fifteen (15) days of Purchaser’s knowledge of the Latent Defect and within the shelf life of the Product, such non-compliance shall be deemed to be a “Latent Defect” hereunder. Purchaser’s notification of VIVUS of a non-compliance during the Inspection Period or of a Latent Defect as permitted above shall be referred to herein as a “Claim”. For the sole purpose of application of Section 6.2, Purchaser shall be deemed to have accepted any Product if it fails to give a Claim in the periods permitted above; provided, however, that Purchaser’s acceptance of Product shall not limit Purchaser’s indemnification rights under Section 10.1 (which, for clarity, shall be fully subject to the exceptions recited therein). At VIVUS’ reasonable request, Purchaser shall provide VIVUS with any available documentation or analysis that is reasonably necessary for VIVUS to exercise its rejection rights under its supply agreement with Sanofi and/or any other relevant Third Party manufacturer.

6.2          Remedies. Except for Claims disputed pursuant to Section 6.2(b) hereof, if Purchaser submits a Claim, then as promptly as practicable after the submission of the Claim to VIVUS (but in no event later than thirty (30) days after the submission of the Claim), VIVUS shall instruct Purchaser whether to return or destroy the Product in question and provide Purchaser with replacement Product. In the event that:

(a)          VIVUS agrees with the Claim, then VIVUS shall pay for all out-of-pocket costs of returning or destroying Product that is the subject of any accepted Claim. VIVUS shall bear the risk of loss for such Product, beginning at such time as such Product is taken at Purchaser’s premises for return delivery. VIVUS shall replace all nonconforming Product as promptly as reasonably practicable and at no cost to Purchaser.

(b)          VIVUS does not agree with the Claim, then the Parties agree to submit the Product in question to a mutually agreed independent Third Party that has the capability of testing the Product to determine whether or not it complies with the Quality Agreement, the Specifications and Applicable Law, including cGMP. The losing Party shall bear all costs and expenses related to such testing and pay for all shipping costs of returning the Product and/or sending the replacement Product, as the case may be.

6.3          Cost of Product Recalls. With respect to any Product supplied hereunder, VIVUS shall bear all Losses (including without limitation expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those customers) related to any Product Recall in the event that such Product Recall is caused by or results from (a) the breach by VIVUS (including indirectly by any Third Party manufacturer) of any representation or warranty or covenant contained in this Agreement or the License Agreement, or (b) VIVUS’ negligence or willful misconduct. Additionally, in the event the Product Recall is caused by or results from (a) or (b) above, VIVUS shall replace the units of recalled Products as promptly as practicable and at no cost to Purchaser. Except as provided above, Purchaser shall bear all Losses related to any Product Recall.

7.	REGULATORY MATTERS.

7.1          Regulatory Responsibilities. The Parties’ respective rights and obligations with respect to Regulatory Approvals in the Purchaser Territory, communications with Regulatory Authorities in the Purchaser Territory, and other regulatory matters relating to the Product in the Purchaser Territory are set forth in the License Agreement.

8.	RECORD-KEEPING; AUDITS

8.1          Recordkeeping. VIVUS (and/or Sanofi or any other Third Party manufacturer) will keep complete and accurate records of the manufacture and testing of Product, and retain samples of bulk Product and the active pharmaceutical ingredient in the Compound as are necessary to comply with Applicable Laws, as well as to assist with resolving Product complaints and other similar investigations. Copies of the records and samples will be retained for a period of one (1) year following the date of Product expiry, or longer if required by Applicable Laws. Purchaser is responsible for retaining samples of the fully packaged Product necessary to comply with the legal/regulatory requirements applicable to Purchaser.

8.2          Audits.

(a)          Audit Right; Facility Access. From and after the commencement of supply hereunder directly or through an independent auditor reasonably acceptable to VIVUS, Purchaser shall have the right, upon reasonable advance notice and during regular business hours, to make an annual inspection and audit of the facilities being used by VIVUS or a VIVUS Affiliate for the production, storage, or testing of Product to assure compliance by or on behalf of VIVUS with cGMPs, the Specifications, and Applicable Law. At Purchaser’s reasonable request, VIVUS agrees to use Commercially Reasonable Efforts to facilitate a similar inspection and audit of the facilities being used by Sanofi and/or any other Third Party manufacturer, such as, solely by way of example, by exercising VIVUS’ audit right in its agreement with such manufacturer, at Purchaser’s cost, and permitting Purchaser or its designee to attend such audit (subject to approval by the Third Party manufacturer to allow such attendance, which VIVUS shall use Commercially Reasonable Efforts to obtain) and in any event sharing the results of such audit with Purchaser.

(b)         Third Party Audits. Without limiting VIVUS’ obligations under this Agreement in any respect, Purchaser acknowledges that VIVUS’ audit rights in its manufacturing and supply agreements with Sanofi are limited to periodic audits to ensure that cGMPs continue to be followed. In the event that VIVUS or any Third Party licensee of VIVUS outside the Purchaser Territory proposes to conduct or conducts an audit of the facilities used by or on behalf of VIVUS or a VIVUS Affiliate or Third Party for the production, storage, or testing of Product to be sold to Purchaser under this Agreement, then VIVUS will provide immediate notice to Purchaser of such audit and VIVUS shall use its Commercially Reasonable Efforts to permit Purchaser to be able to be present for and participate in such audit.

(c)         Procedure. The inspection and audit provided for under Section 8.2(a) shall not be carried out by Purchaser more than once per calendar year, but such inspection and audit shall not preclude Purchaser from conducting any “for cause” inspection or audit permitted under the Quality Agreement or otherwise for cause. Each inspection and audit shall be conducted in a manner so as to minimize disruption of the business operations of VIVUS, Sanofi and/or any other Third Party manufacturer. VIVUS representatives will be permitted to participate as observers during any such inspection and audit. To the extent that Purchaser requests an inspection or audit of the facilities of Sanofi and/or any other Third Party manufacturer, Purchaser acknowledges that VIVUS must coordinate the dates and schedule of such inspection and audit with Sanofi and/or such other Third Party manufacturer. The independent auditor, if any, shall enter into a written confidentiality agreement with VIVUS containing provisions regarding the disclosure of information obtained during the inspection and audit that are at least as restrictive as the provisions of Article 13 of this Agreement; provided that, the independent auditor will be permitted to disclose to Purchaser whether and to what extent VIVUS (or, if applicable, Sanofi and/or any other Third Party manufacturer) failed to comply with the requirements of Section 8.1 (and shall not be permitted to disclose to Purchaser any other information). A copy of any such disclosure to Purchaser shall also be provided to VIVUS.

(d)         Results. If an inspection or audit reveals a failure to comply with cGMP or Applicable Law in any material respect, then Purchaser shall promptly provide to VIVUS written notice of such fact, which notice shall contain in reasonable detail the deficiencies found in the applicable facilities and, if practicable, those steps Purchaser believes should be undertaken in order to remedy such deficiencies. The Parties shall discuss in good faith the deficiencies and VIVUS shall, at its own expense, use its best efforts to remedy such deficiencies, or implement a plan to remedy such deficiencies, as soon as reasonably practical following receipt of the notification thereof. In addition to the audit rights set forth in this Section 8.2, Purchaser will be entitled to perform reasonable follow-up inspections to monitor correction of such deficiencies or the circumstances giving rise to such deficiency, failure or notice.

8.3            Analytical Method Transfer. Upon the reasonable prior written request of Purchaser, VIVUS agrees to provide Purchaser or use Commercially Reasonable Efforts to cause its Third Party designee hereunder to provide Purchaser with all required documentation and support for analytical method transfer for the Product in order to enable Purchaser to analyze the Product in order to determine its suitability and stability under this Agreement and according to all applicable requirements of Regulatory Authorities or to ensure that the Products are in line with the Regulatory Approvals (a “Method Transfer”). VIVUS agrees to actively participate, or use Commercially Reasonable Efforts to cause its Third Party designee hereunder to participate, in such Method Transfer by, among other things, providing samples and conducting parallel testing. Purchaser shall pay for any out-of-pocket costs incurred by VIVUS in connection with such Method Transfer, except in connection with the first Method Transfer to establish stability testing.

8.4            Regulatory Compliance. VIVUS will advise Purchaser promptly if an authorized agent of a Regulatory Authority visits its facilities (or, to its knowledge, its Third Party designee’s manufacturing facilities) where the API or the Product is being manufactured, stored, or tested. VIVUS will provide Purchaser with all material information in VIVUS’ possession pertaining to actions taken by Regulatory Authorities (including any inspections, proposed regulatory actions, investigations or requests for information or a meeting by any Regulatory Authority) whether inside the Purchaser Territory or outside the Purchaser Territory in connection with the API or the Product in the Field, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the API or the Product in the Field whether inside the Purchaser Territory or outside the Purchaser Territory, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry; provided, however, that VIVUS shall be entitled to redact those portions thereof to the extent not related to the API or the Product in the Field or to the extent disclosing Third Party confidential information. Without limiting the generality of the foregoing, each Party shall promptly, but in any event within two (2) Business Days, inform the other Party of any material inspections, proposed regulatory actions, investigations or requests for information or a meeting by any Regulatory Authority with respect to the API or the Product in the Field in the Manufacturing Territory. VIVUS or its Third Party designee will furnish to Purchaser all material information supplied to, or supplied by, any Regulatory Authority in the Manufacturing Territory, including the Form 483 observations and responses, to the extent that such information relates to the API or the Product or the ability of VIVUS to supply such API or the Product and could reasonably be expected to have a material negative effect on the Purchaser or the Commercialization of the Product in the Purchaser Territory, within five (5) Business Days of their receipt of such information, in each case to the extent that VIVUS is aware of such information and subject in each case to the redaction right described above. VIVUS or its Third Party designee will consult in advance with Purchaser prior to responding to any request from a Regulatory Authority to the extent such response relates to the API or the Product, and VIVUS will use Commercially Reasonable Efforts to permit Purchaser and/or its agents to be present at any inspection by any Regulatory Authority of any manufacturing facility where the API or the Product that is supplied to Purchaser hereunder is being manufactured or quality tested.

9.	TERM; TERMINATION

9.1            Term. The term of this Agreement (the “Term”) will commence on the Effective Date and will continue, unless otherwise agreed between the Parties, for a period ending on the fifth (5th) anniversary of the Effective Date. Thereafter, the Term shall be automatically renewed for successive two- (2) year periods, unless either Party provides a termination notice to the other Party at least two (2) years in advance of the expiration of the then-current Term.

9.2            Termination for Default or Bankruptcy. Either Party may terminate this Agreement( a)            for material breach by the other Party if such breach continues uncured for a period of thirty (30) days after receipt of notice thereof; provided, however, that, except with respect to any breach of Section 2.4 hereof, in the event the non-terminating Party contests any such asserted breach in good faith and diligently pursues the dispute resolution procedures set forth in Article 14, such thirty (30) day cure period shall be tolled or suspended until the final resolution of such dispute pursuant to the terms of, and in accordance with, the terms and provisions of Article 14; or (b) if (i) the other Party shall institute bankruptcy, insolvency, liquidation or receivership proceedings or proceedings for reorganization under bankruptcy or comparable laws; or (ii) a petition shall be filed against the other Party for any proceedings described in clause (i) above, the effectiveness of which is not stayed or dismissed within sixty (60) days after the filing thereof; or (iii) the other Party shall make a general assignment of all or substantially all of its assets for the benefit of creditors. Termination of this Agreement pursuant to this Section 9.2 shall not affect any other rights or remedies which may be available to the non-defaulting Party, including any rights or remedies under the License Agreement.

9.3            Termination Upon Termination of License Agreement. In addition to the termination rights expressly provided for elsewhere in this Agreement, either Party may also terminate this Agreement upon written notice to the other Party if the License Agreement is terminated in accordance with its terms.

9.4            Termination upon Transfer of Control of Supply Chain. This Agreement shall automatically terminate upon the completion of the Supply Chain Transfer (as defined in the License Agreement).

9.5            Effects of Termination. Upon expiration or termination of this Agreement other than termination of this Agreement by Purchaser under Section 9.2(a), VIVUS shall manufacture and supply, and Purchaser shall purchase from VIVUS (a) any and all quantities of Product ordered by Purchaser pursuant to this Agreement prior to the date on which such notice is given, for the applicable Price, and (b)            any and all materials held by VIVUS or Sanofi (or any other Third Party manufacturer of Product) for exclusive use in the manufacture of Compound or Product based on binding part of the Forecasts provided by Purchaser, for an amount equal to the Manufacturing Cost with respect to such materials. Termination or expiration of this Agreement will not affect any outstanding obligations due hereunder prior to the termination or expiration. In the event of Purchaser’s termination of this Agreement under Section 9.2(a), Purchaser shall not be required to purchase any additional quantities of Product from VIVUS and all orders of Product shall be immediately voided and of no effect with no further obligation of Purchaser to VIVUS with respect to materials held by VIVUS or a Third Party manufacturer for manufacture of the Compound or Product.

9.6            Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to the effective date of such expiration or termination. The following sections shall survive termination or expiration of this Agreement for any reason: Sections 2.11, 3.3, 6.1, 6.3 and 8.1 and Articles 9 through 14 and 16.

10.	INDEMNIFICATION

10.1           Indemnification by VIVUS. VIVUS shall defend and indemnify and hold Purchaser, its Affiliates and their respective directors, officers and employees (the “Purchaser Indemnified Parties”) harmless against any and all Losses resulting from any Claim of a Third Party arising out of, based on, or caused by (i) alleged or actual bodily injury or property damage resulting from the manufacturing, packing, labeling, handling, storage, transportation, use, distribution of Products by or on behalf of VIVUS, its licensees (other than Purchaser) or Affiliates, including any product liability claim; (ii) liabilities arising from clinical trials conducted by or on behalf of VIVUS in connection with any Products; (iii) the breach by VIVUS of any representation or warranty or covenant contained in this Agreement; (iv) the Product supplied by VIVUS to Purchaser hereunder failing to meet the warranties set forth in Section 4.2, or (v) the negligence or willful misconduct of VIVUS or its Affiliates, sublicensees, or any of its agents, directors, officers or employees, except in each case to the extent that such Losses arise directly from the breach by Purchaser of any representation or warranty or covenant contained in this Agreement or any negligence or willful misconduct by a Purchaser Indemnified Party.

10.2           Indemnification by Purchaser. Purchaser agrees to defend and indemnify and hold VIVUS, its Affiliates and their respective directors, officers and employees (the “VIVUS Indemnified Parties”) harmless against any and all Losses resulting from any Claim of a Third Party arising out of, based on, or caused by (i) the storage, sale, shipment, promotion or distribution of the Product by Purchaser after Purchaser has taken title to the Product, or (ii) the breach by Purchaser of any representation or warranty or covenant contained in this Agreement, except in each case to the extent that such Losses arise (x) directly from the breach by VIVUS of any representation or warranty or covenant contained in this Agreement (including breach of Section 4.2), (y) any negligence or willful misconduct by a VIVUS Indemnified Party, or (z) and are directly attributable to any uncured breach, that is not the subject of a good faith dispute, by VIVUS of the License Agreement.

10.3           Indemnification Procedures. The Party claiming indemnity under this Article 10 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly and in no event later than thirty (30) days after learning of a written claim (“Indemnified Claim”). Failure by an Indemnified Party to give notice of an Indemnified Claim within thirty (30) days of receiving a writing reflecting such Claim shall not relieve the Indemnifying Party of its indemnification obligations hereunder except and solely to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give such notice. The Indemnifying Party shall have the right to assume the conduct and defense of the Indemnified Claim with counsel of its choice so long as the Indemnifying Party is conducting a good faith and diligent defense; provided that, the Indemnifying Party shall not have the right to assume any Indemnified Claim if (x) the Indemnifying Party fails to provide reasonable evidence of its ability and willingness to satisfy such claim, or (y) such claim involves a criminal or regulatory enforcement action. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance in connection with the defense of the Indemnified Claim. The Indemnified Party may monitor such defense with counsel of its own choosing at its sole expense; provided, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnifying Party and the Indemnified Party in respect of such claim, such Indemnified Party shall have the right to employ separate counsel to represent such Indemnified Party with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party. The Indemnifying Party may not settle the Indemnified Claim without the prior written consent of the Indemnified Party, such consent shall not be unreasonably withheld, delayed or conditioned. In no event shall the Indemnifying Party settle the Indemnified Claim unless such settlement provides an unconditional and full release of the Indemnified Party. If the Indemnifying Party does not assume and conduct the defense of the Indemnified Claim as provided above: (a) the Indemnified Party may assume and conduct the defense of the Indemnified claim at the Indemnifying Party’s expense; (b) the Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to the Indemnified Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); and (c) the Indemnifying Party will remain responsible to indemnify the Indemnified Party for Indemnified Amounts as provided in this Article 10.

11.	LIMITATION OF LIABILITY

11.1         Limitation. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY EXEMPLARY, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, COSTS OR EXPENSES (INCLUDING LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THE PRECEDING SENTENCE IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY IN CONNECTION WITH THIRD PARTY CLAIMS UNDER ARTICLE 10, (B) DAMAGES OR INJUNCTIVE RELIEF AVAILABLE FOR A PARTY’S BREACH OF ARTICLE 13, (C) DAMAGES TO THE EXTENT ARISING FROM OR RELATING TO WILLFUL MISCONDUCT OR FRAUDULENT ACTS OR OMISSIONS OF A PARTY OR (D) DIRECT DAMAGES. EXCEPT FOR WILLFUL MISCONDUCT OR LOSSES ASSOCIATED WITH PRODUCT RECALLS, IN NO EVENT SHALL VIVUS’ AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT UNDER ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT, STATUTORY OR OTHERWISE) EXCEED THE SUM OF AMOUNTS ACTUALLY RECEIVED BY VIVUS UNDER THIS AGREEMENT AND THE LICENSE AGREEMENT; PROVIDED, HOWEVER THAT THIS LIMITATION SHALL NOT APPLY TO (I) VIVUS’ OBLIGATIONS IN CONNECTION WITH THIRD PARTY CLAIMS UNDER ARTICLE 10 OR (II) DAMAGES TO THE EXTENT ARISING FROM OR RELATING TO VIVUS’ NEGLIGENT, WILLFUL MISCONDUCT OR FRAUDULENT ACTS OR OMISSIONS. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT THE LIABILITY OF EITHER PARTY UNDER THE LICENSE AGREEMENT.

11.2         Duty to Mitigate. Each Party shall use reasonable efforts to mitigate any damages incurred by such Party hereunder.

12.	INSURANCE.

12.1         Purchaser shall procure and maintain insurance during the Term of this Agreement and for a period of [***] following the termination or expiration of this Agreement, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. Such insurance shall be written by insurance companies with a rating of at least an “A-” in the latest addition of A.M. Best or its equivalent. Without limiting the generality of the foregoing, Purchaser’s insurance shall include, at minimum, the following coverages:

(a)	commercial general liability coverage with minimum per claim limits of at least [***] per occurrence and [***] annual aggregate, the policy(ies) for which shall (A) name VIVUS as an additional insured, and (B) be primary and non-contributory;

(b)	automobile liability coverage covering all owned, hired and non-owned automobile equipment with minimum per claim limits of [***] per occurrence and annual aggregate, the policy(ies) for which shall name VIVUS as an additional insured;

(c)	excess liability/umbrella coverage with minimum per claim limits of at least [***] per occurrence and annual aggregate;

(d)	products liability coverage with minimum per claim limits of at least [***] per occurrence and annual aggregate with a [***] extended reporting period endorsement, the policy(ies) for which shall name VIVUS as an additional insured; and

(e)	property coverage having limits adequate for Product inventory in Purchaser’s care, custody, and/or control and for Product in transit to and from Purchaser.

12.2         VIVUS shall procure and maintain insurance or self-insure during the Term of this Agreement and for a period of three (3) years following the termination or expiration of this Agreement, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. Upon written request, VIVUS shall provide proof of adequate coverage to Purchaser. VIVUS may substitute a self-insurance program to satisfy in whole or in part its obligations under this Article 12 on written notice to the Purchaser with information demonstrating the adequacy of such program.

12.3         It is understood that the insurance requirements in Sections 12.1 and 12.2 above shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under Article 10. Furthermore, it is understood that Purchaser’s insurance requirements in Section 12.1 hereof are intended to be consistent with, and not to increase, the minimum insurance coverage obligations of the Purchaser under the License Agreement. Each Party shall provide the other Party with written evidence of such insurance upon written request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance (or, in the case of VIVUS, self-insurance, as applicable) that materially adversely affects the rights of the other Party hereunder.

13.	CONFIDENTIALITY; PROPRIETARY RIGHTS

13.1         Confidentiality. Each Party will maintain the Confidential Information of the other Party in accordance with Article 11 of the License Agreement. The Parties agree not to disclose any financial terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as required by Applicable Law.

13.2         Proprietary Rights. This Agreement shall not affect the ownership of any intellectual property owned or developed by or licensed to either Party (“Intellectual Property”) or any rights granted in the License Agreement with respect to such Intellectual Property.

14.	DISPUTE RESOLUTION

14.1         Disputes.

(a)          The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a dispute arises under this Agreement. In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the chief executive officers of each Party; provided that, each Party agrees that any statute of limitation or survival period with respect to such dispute shall be tolled during such discussions. If the matter is not resolved within thirty (30) days following the request for discussions, either Party may then invoke the provisions of Section 14.2.

(b)          Notwithstanding anything to the contrary in this Article 14, any Financing Entity may bring a proceeding in a court of competent jurisdiction located in the State of New York solely to enforce its rights under Sections 14.1, 16.1, 16.6, and 16.8 hereof. Such courts of competent jurisdiction located in the State of New York shall have the sole and exclusive jurisdiction to hear and adjudicate any claims pursuant to this Section 14.1(b).

14.2         Arbitration. Any dispute, controversy or claim arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement that is not resolved pursuant to Section 14.1, shall be settled by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures of JAMS then in effect (the “JAMS Rules”), except as otherwise provided herein. The arbitration shall be governed by the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws. The United States Federal Rules of Civil Procedure shall govern discovery and the rules of evidence for the arbitration. The arbitration will be conducted in New York, New York, and the Parties consent to the personal jurisdiction of the United States federal courts, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. Any situation not expressly covered by this Agreement shall be decided in accordance with the JAMS Rules.

14.3         Arbitrator. The arbitrator shall be one (1) neutral, independent and impartial arbitrator selected from a pool of retired federal judges or magistrates to be presented to the Parties by JAMS. Failing the agreement of the Parties as to the selection of the arbitrator within thirty (30) days, the arbitrator shall be appointed by JAMS in accordance with the JAMS Rules.

14.4         Decision. The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process. The arbitrator shall not have the authority to fashion remedies which would not be available to a federal judge hearing the same dispute. The arbitrator is encouraged to operate on this premise in an effort to reach a fair and just decision. Reasons for the arbitrator’s decisions should be set forth in accordance with the JAMS Rules. Such a written decision shall be rendered by the arbitrator following a full comprehensive hearing, no later than 6 months following the selection of the arbitrator as provided for in Section 14.3.

14.5         Award. Any award shall be promptly paid in United States dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in any court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. The award shall include interest from the date of the award until paid in full, at a rate fixed by the arbitrator and the arbitrator may, in his or her discretion, award pre-judgment interest. With respect to money damages, nothing contained herein shall be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages, subject to the exceptions set forth in Article 11.

14.6         Costs. The arbitrator shall assess his or her costs, fees and expenses against the Party losing the arbitration and shall require such losing Party to reimburse the other Party for all of its reasonable attorneys’ fees, costs, and disbursements arising out of the arbitration (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, and so on). Notwithstanding the foregoing, if the arbitrator believes that neither Party is the clear loser, the arbitrator shall divide his or her costs, fees, and expenses according to his or her sole discretion, and each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration.

14.7          Injunctive Relief. Provided a Party has made a sufficient showing under the rules and standards set forth in the Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief. Additionally, nothing in this Article 14 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

14.8          Confidentiality. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required to comply with Applicable Laws, including rules and regulations promulgated by the SEC, The NASDAQ Stock Market or any securities exchanges, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

14.9          Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

15.	PRESS RELEASES; USE OF NAMES

15.1          Press Releases. The form and content of any public announcement to be made by one Party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by Applicable Law in which event the Party required to make such announcement shall, to the extent possible, provide to the other Party a written copy of any such required announcement at least three (3) Business Days prior to disclosure to give the other Party reasonable advance notice and review of any such announcement. Notwithstanding the foregoing, either Party may publicly disclose without violation of this Agreement, such terms of this Agreement as are, on the advice of such Party’s counsel, required by the rules and regulations of the SEC or any other applicable entity having regulatory authority over such Party’s securities; provided that such Party shall advise Purchaser of such intended disclosures and requests confidential treatment of certain commercial terms and technical terms hereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, such Party will provide the other Party, a reasonable time prior to filing, with a copy of the Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements applicable to such Party and that govern redaction of information from material agreements that must be publicly filed. The other Party shall provide any such comments as promptly as practicable. The intention of the Parties is to agree upon a single redacted version of the Agreement to be filed with the SEC or any other applicable entity.

15.2          Use of Names. Except as otherwise required by law or by the terms of this Agreement or the License Agreement, or as mutually agreed upon by the Parties, neither Party shall make any use of the name of the other Party in any advertising or promotional material, or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

16.	MISCELLANEOUS

16.1          Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, together with the letter agreement dated September 30th, 2016 between VIVUS and Hercules Capital, Inc., and the terms of the License Agreement which are incorporated herein by reference, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. Notwithstanding anything to the contrary in this Section 16.1, no amendment of the definitions of “Financing Entity,” “Financing Default,” “Qualified Assignee,” or “Permitted Assignment” or Sections 14.1, 16.1, 16.6, and 16.8 hereof that effects the rights of any Financing Entity shall be effective without the prior written consent of each Financing Entity.

16.2          Relationship of the Parties. The relationship between VIVUS and Purchaser is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, or principal and agent between VIVUS and Purchaser. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any Third Party.

16.3          Force Majeure. Both Parties shall be excused from the performance of any or all of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party; provided that, in the event of a force majeure impacting the Parties’ rights and obligations under Section 2.8 and Section 2.11 of this Agreement, VIVUS shall use Commercially Reasonable Efforts to perform its obligations pursuant to Section 2.8 and Section 2.11 of this Agreement, as applicable. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

16.4          Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.4, and shall be deemed to have been given for all purposes when received, if hand-delivered or by means of facsimile or other electronic transmission, or one (1) Business Day after being sent by a reputable overnight delivery service.

If to VIVUS:	VIVUS, Inc.
351 E. Evelyn Avenue
Mountain View, CA 94041
Facsimile: (650) 934-5320
Attention: Chief Financial Officer
Email: cfo@vivus.com

With a copy to:	Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile: (212) 310-8007
Attention: Michael A. Epstein
Email: michael.epstein@weil.com

If to Purchaser:	Metuchen Pharmaceuticals, LLC
11 Commerce Drive, 1st Floor
Cranford, NJ 07016
Facsimile: (908) 272-3084
Attention: Greg Ford
Email: GFord@kfe-llc.com

With a copy to:	[***]

With a copy to:	Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, New Jersey 07068
Facsimile: (973) 597-2400
Attention: Michael J. Lerner
Email: MLerner@lowenstein.com

16.5          No Strict Construction; Headings; Interpretation. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. The definitions of the terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws herein will be construed as referring to such laws and any rules or regulations promulgated thereunder as from time to time enacted, repealed or amended, (c) any reference herein to any person will be construed to include the person’s successors and assigns (including any Financing Entity or Qualified Assignee, as applicable), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, except as expressly provided in this Agreement, (f) as applied to a Party, the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (g) all references herein without a reference any other agreement to Articles, Sections, or Exhibits will be construed to refer to Articles, Sections, and Exhibits of or to this Agreement.

16.6          Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that (a) a Party may make such an assignment without the other Party’s consent to such Party’s Affiliate or to a successor to all or substantially all of the assets or business of such Party to which this Agreement pertains, (b) Purchaser may assign this Agreement and any of Purchaser’s rights or obligations hereunder as collateral to any Financing Entity pursuant to one or more Financing Documents without the consent of VIVUS or any other Person, (c) neither the consent of VIVUS nor any other Person shall be required for the assignment of this Agreement and all of Purchaser’s rights, obligations and liabilities hereunder (including any and all liabilities that accrued prior to such assignment, but excluding liabilities under Sections 4.4 and 10.2 hereof) to any Financing Entity upon the occurrence of a Financing Default, provided that at least five (5) Business Days prior to any transfer or assignment of this Agreement in accordance with the terms of this clause (c), such Financing Entity provides VIVUS with a general description of the Financing Entity’s business and operations or equivalent documentation, and (d) neither the consent of VIVUS nor any other Person shall be required for the assignment of this Agreement and all of Purchaser’s rights, obligations and liabilities hereunder by Purchaser (with the consent of the Financing Entity, provided that the Purchaser and the Financing Entity jointly provide timely notice to VIVUS of such consent) or any Financing Entity upon the occurrence of a Financing Default to any Qualified Assignee that is a successor to or assignee of all or substantially all of the assets or business of Purchaser to which this Agreement pertains; provided that any assignment to a Financing Entity or a Qualified Assignee in connection with a Financing Default must also include an agreement, in writing, signed by such Financing Entity or Qualified Assignee, as applicable, to assume performance of all of Purchaser’s rights and obligations, and assume all of Purchaser’s outstanding liabilities (including any and all liabilities that accrued prior to such assignment, but excluding liabilities under Sections 4.4 and 10.2 hereof), provided that in the case of clauses (c) and (d) above, with respect to any liabilities accrued by Purchaser (including Purchaser’s liabilities under Sections 4.4 and 10.2 hereof), such Financing Entity and/or Qualified Assignee, as applicable, shall, at VIVUS’ request and expense (which shall be limited to such Financing Entity’s or Qualified Assignee’s, as applicable, reasonable out-of-pocket-expenses), cooperate and provide reasonable assistance to VIVUS (including the providing, subject to a customary confidentiality agreement, of any relevant information to VIVUS in such Person’s possession) in connection with, and to support, VIVUS’ efforts to seek recovery for any Losses under Purchaser’s insurance policy), thereunder (any of the foregoing assignments, a “Permitted Assignment”). Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.6 shall be null, void and of no legal effect.

16.7          Governing Law. Resolution of all disputes arising out of or related to this Agreement or the validity, construction, interpretation, enforcement, breach, performance, application or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16.8            Successors and Assigns; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No provision of this Agreement, express or implied, is intended to or will be deemed to confer upon Third Parties any right, benefit, remedy, claim, liability, reimbursement, claim of action or other right of any nature whatsoever under or by reason of this Agreement other than (i) the Parties and, to the extent provided in Sections 10.1 and 10.3, the Indemnified Parties and (ii) any Financing Entity solely with respect to Sections 14.1, 16.1, 16.6, and this Section 16.8 (and the Parties hereto acknowledge and agree that each Financing Entity (including Hercules Capital, Inc.) is an express third-party beneficiary of such Sections 14.1, 16.1, 16.6, and this Section 16.8. Without limitation of the foregoing, this Agreement will not be construed so as to grant employees of either Party in any country any rights against the other Party pursuant to the laws of such country.

16.9            Performance by Affiliates and/or Subcontractors. Any obligation of VIVUS under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at VIVUS’ sole and exclusive option, either by VIVUS directly or by any Affiliate or Third Party that VIVUS causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of Purchaser under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Purchaser’s sole and exclusive option, either by Purchaser directly or by any Affiliate of Purchaser or Third Party that Purchaser causes to satisfy, meet or fulfill such obligation, in whole or in part. Each of the Parties guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party or a Third Party under the terms and conditions of this Agreement, and shall cause its Affiliates or such Third Party to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

16.10          Counterparts. This Agreement may be executed in one (1) or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date last signed below.

METUCHEN PHARMACEUTICALS LLC

By:	/s/ J.Gregory Ford
Name:	J.Gregory Ford
Title:	CEO
Date:	9/30/2016

VIVUS, INC.

By:	/s/ Seth H. Z. Fischer
Name:	Seth H. Z. Fischer
Title:	CEO
Date:	9/30/2016

Acknowledged and Agreed:

HERCULES CAPITAL, INC.

By	/s/ Melanie Grace
Name:	Melanie Grace
Title:	GC/CCO
Date:	9/30/2016

[Signature Page to Commercial Supply Agreement]

EXHIBIT A

Table 1	Specifications for Commercial Bulk Avanafil Tablets
Test	Method	Acceptance Criteria

Description	Visual	Pale yellow oval tablets debossed with dose
(Appearance)		strength (50 or 100 or 200)

The difference between retention time of standard
Identification	HPLC	peak and retention time of sample peak is not more than 0.3 min
Assay	HPLC	95.0-105.0%
Purity (Potential		• Any unspecified degradation product: ≤0.10%
Degradation	HPLC
• Total: ≤ 0.50%
Products)

Uniformity of	USP<905> Weight Variation	USP<905> L1 = 15.0; L2 = 25.0
Dosage Unit	Method
Dissolution	USP <711> Apparatus 2	USP<711> Q = 85% at 15 minutes
Microbial Limits	USP<61>	USP<1111>
Total aerobic microbial count: < 1000 cfu/g
Total molds and yeasts count: < 100 cfu/g
Specified	USP<62>	USP<1111> Escherichia coli: Negative
Organisms

EXHIBIT B

Current Manufacturing Cost

For Product manufactured by Sanofi, the Manufacturing Cost shall be as follows, subject to an annual Sanofi price increase, currency exchange rate fluctuation and yield loss adjustment if significant:

Dosage forms Current Manufacturing Cost (per tablet)

50mg tablet [***]

100mg tablet [***]

200mg tablet [***]

EXHIBIT C

Minimum Purchase Obligations*

Calendar Year	Minimum Purchase Obligation

2016	[***] tablet equivalents

2017	[***] tablet equivalents

2018	[***] tablet equivalents

2019	[***] tablet equivalents

2020	[***] tablet equivalents

2021 and each calendar year thereafter during any	[***] tablet equivalents per calendar year
renewal term pursuant to Section 9.1 of the
Agreement

* For purposes of this Agreement, “100mg tablet equivalent” will be calculated as the number of 100mg tablets or two times the number of 200mg tablets. Thus, for example, one 200mg tablet is two 100mg tablet equivalents, and 2.5 million 100mg tablet equivalents equals 1.25 million 200mg tablet equivalents.

EXHIBIT D

Current Inventor

50 mg dosage strength – [***] tablets;

100 mg dosage strength – [***] tablets; and

200 mg dosage strength – [***] tablets.